Exhibit 99.7

Contacts:	Commerce Energy Group, Inc.
C. Douglas Mitchell Chief Financial Officer 714-259-2500

PondelWilkinson Inc.
Robert Jaffe/Roger Pondel 310-279-5980

Commerce Energy Consents to Foreclosure

 and Declares Dividend

COSTA MESA, CA — December 11, 2008 — Commerce Energy Group, Inc. (AMEX:EGR) announced today that the company accepted a foreclosure by its secured lenders under a procedure under the Uniform Commercial Code on all shares of Commerce Energy, Inc. (“Commerce”), our wholly-owned subsidiary, and certain other securities held by the company, in satisfaction of the company’s liabilities and obligations with respect to the company’s secured debt.  In connection therewith, the company declared a cash dividend of $0.084 per share on shares of the company’s common stock to all stockholders of record on December 11, 2008.  The company also announced today that the company redeemed all of the rights outstanding under the company’s shareholder rights agreement at a price of $0.001 per right.

AP Finance, LLC (“AP Finance”) and Commerce Gas and Electric Corp., a wholly-owned subsidiary of Universal Energy Group Ltd. (“CG&E”), the holders of the company’s secured debt, notified the company today that a default existed under certain agreements relating to the company’s secured debt.  AP Finance and CG&E, also proposed today, under Section 9-620 of the Uniform Commercial Code, as in effect in the State of New York, to accept all of the company’s stock in Commerce and certain other securities held by the company in satisfaction of the company’s liabilities and obligations with respect its secured debt pursuant to the terms and conditions of an acceptance agreement among the company, AP Finance and CG&E (the “Consensual Foreclosure”).

The company had a right not to consent to, and thereby delay, the Consensual Foreclosure.  However, the company recognized that a delay would likely not prevent a foreclosure and instead chose to accept certain inducements offered by AP Finance and CG&E by consenting to the Consensual Foreclosure and executing and delivering an acceptance agreement today.  Pursuant to the terms of the acceptance agreement, AP Finance and CG&E agreed to allow Commerce to pay a dividend to the company in the aggregate amount of $3.1 million.  As a result of the Consensual Foreclosure and the dividend to be paid by Commerce to the company, the company’s board of directors determined that the company would be able to make a distribution to its shareholders in the aggregate amount of $2,614,780, comprised of a dividend in the amount of $0.084 per share on shares of the company’s common stock and a redemption of all of the rights outstanding under the company’s shareholder rights agreement at a price of $0.001 per right.  The dividend will be payable to shareholders of record as of the close of business on December 11, 2008 and will be paid as soon as practical.

As a result of the Consensual Foreclosure, the company ceased all operations but Commerce will continue to market gas and electricity in its current markets as a subsidiary of CG&E, a wholly-owned subsidiary of Toronto Stock Exchange listed Universal Energy Group Ltd.  The company will commence proceedings to wind-up and dissolve as soon as practicable.

Effective on December 11, 2008, in connection with the Consensual Foreclosure, the company determined to initiate the withdrawal of the company’s shares from the NYSE Alternext US, previously known as the American Stock Exchange (the “Exchange”).  The company is in the process of submitting a letter to the Exchange requesting the withdrawal of its shares of common stock from the Exchange.

About Commerce Energy Group

Commerce Energy Group was a leading independent U.S. electricity and natural gas marketing company.  Its formerly-owned, principal operating subsidiary, Commerce Energy, Inc., is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers.  For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed transaction and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions.  Forward-looking statements relating to expectations about future results or events are based upon information available to Commerce as of today’s date, and Commerce does not assume any obligations to update any of these statements.  The forward-looking statements are not guarantees of the future performance of Commerce and actual results may vary materially from the results and expectations discussed.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As is described further in this Current Report on Form 8-K, on December 11, 2008, Commerce Energy Group, Inc. (the “Company”) consented to a consensual foreclosure under Section 9-620 of the Uniform Commercial Code as in effect in the State of New York, pursuant to which the holders of the Company’s secured debt agreed to accept all shares of stock in Commerce Energy, Inc. (“Commerce”) and certain other securities held by the Company in satisfaction of the Company’s liabilities and obligations with respect to its secured debt (the “Consensual Foreclosure”).

In connection with the Consensual Foreclosure, Commerce paid a dividend to the Company in the aggregate amount of $3.1 million and agreed to assume certain liabilities and obligations of the Company.   Also in connection with the Consensual Foreclosure, the Company approved a distribution to its shareholders in the aggregate amount of $2,614,780.  The distribution was comprised of a dividend on shares of the Company’s common stock in the amount of $0.084 per share and a redemption of all of the outstanding rights under the Company’s Shareholders Rights Agreement dated July 1, 2004 at a price of $0.001 per right.

As a result of the Consensual Foreclosure, the Company ceased all operations and the Company intends to call and hold a special meeting of the Company’s shareholders, at which the Company’s shareholders will be asked to consider and approve the dissolution of the Company.

The following unaudited pro forma condensed consolidated balance sheet for the year ended July 31, 2008 is presented as if the Consensual Foreclosure had been consummated on August 1, 2007, the first day of the fiscal year ended July 31, 2008.  No statement of operations is presented because the Company ceased all operations in connection with the consummation of the Consensual Foreclosure.  The adjustments set forth in the “Pro Forma Adjustments” column are described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated balance sheet for the year ended July 31, 2008 is provided for illustrative purposes only and is not necessarily indicative of what the financial position of the Company would actually have been had the Consensual Foreclosure occurred on the respective date indicated, nor do they represent a forecast of the financial position as of any future date.

All information contained herein is derived from and should be read in conjunction with the historical consolidated financial statements of the Company as of and for the year ended July 31, 2008, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 13, 2008.

Index to Unaudited Pro Forma Condensed Consolidated Financial Statements

Page
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 2008	F-2

Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements	F-3

COMMERCE ENERGY GROUP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	As reported July 31, 2008	Pro Forma Adjustments	Footnote	Pro Forma July 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$5,042	$(1,942)	1	$3,100
Accounts receivable, net	82,416	(82,416)		0
Natural gas inventory	7,717	(7,717)		0
Prepaid expenses and other current assets	13,269	(13,269)		0
Total current assets	$108,444	$(105,344)		$3,100

Deposits	1,600	(1,600)	2	0
Property and equipment, net	8,009	(8,009)	2	0
Goodwill	0	0	2	0
Other intangible assets	3,976	(3,976)	2	0
Total assets	$122,029	$(118,929)		$3,100

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Energy and accounts payable	$58,500	$(58,500)	2	$0
Dividend and redemption payable	2,615	3		2,615
Short term borrowings and accrued liabilities	23,657	(23,172)	2	485
Total current liabilities	$82,157	$(79,057)		$3,100

Stockholders' equity:
Common stock $0.001 par value, 150,000 authorized, 30,875 shares issued and outstanding at April 30, 2008	61,919	(61,919)	2	0
Other comprehensive loss	(996)	996	2	0
Retained earnings (accumulated deficit)	(21,051)	21,051	2	0
Total stockholders' equity	39,872	(39,872)		0
Total liabilities and stockholders’ equity	$122,029	$(118,929)		$3,100

1.   Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated balance sheet as of year ended July 31, 2008 is based on the historical financial statements of the Company, after giving effect to the Consensual Foreclosure.

The unaudited pro forma condensed consolidated balance sheet as of July 31, 2008 presents the financial position of the Company assuming the Consensual Foreclosure had been completed on August 1, 2007.

The unaudited pro forma condensed consolidated statement of operations is not included because the Company ceased all operations in connection with the Consummation of the Consensual Foreclosure and no further operations are contemplated.  The pro forma adjustments and assumptions are based on estimates, evaluations and other data currently available and, in the Company's opinion, provide a reasonable basis for the fair presentation of the estimated effects directly attributable to the Consensual Foreclosure and the other transaction related thereto.

The unaudited pro forma condensed consolidated balance sheet as of July 31, 2008 is provided for illustrative purposes only and is not necessarily indicative of what the financial position of the Company would actually have been had the Consensual Foreclosure occurred on the respective date indicated, nor do they represent a forecast of the financial position as of any future date.

All information contained herein should be read in conjunction the following historical consolidated financial statements of the Company the year ended July 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on November 13, 2008.

 2.   Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed balance sheet as of July 31, 2008.

(1)           To reflect the $3.1 million dividend paid by Commerce to the Company in connection with the Consensual Foreclosure.

(2)           To reflect the Consensual Foreclosure.

(3)           To reflect the declaration of the dividend on shares of the Company’s common stock and the redemption of the rights in connection with the Consensual Foreclosure.